Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Agreement is between Steven J. Freiberg (“Employee”) and E*TRADE Financial Corporation (the “Company”) and is effective as of the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice as set forth below prior to that date).

1.	Separation Date: Employee’s employment with the Company shall terminate on August 9, 2012 (the “Separation Date”). Regardless of whether Employee signs or revokes this Agreement, Employee shall receive all accrued and unpaid wages through the Separation Date. As of the Separation Date, Employee has resigned from the Company’s Board of Directors and from any and all other director, manager, officer or employee positions he may hold with the Company, E*TRADE Bank, and any of the Company’s subsidiaries and affiliates.

2.	Consideration: In consideration for the release of claims set forth below, the Company agrees to provide Employee with the following benefits in full satisfaction of any amounts payable under the Employment Agreement dated March 19, 2010 (the “Employment Agreement”), in each case less applicable tax withholding:

a.	a lump sum cash severance payment of $7,000,000, which payment shall be paid within 30 days following the Effective Date;

b.	a lump sum cash payment equal to 222/366 multiplied by the product of (i) the Annual Cash Target (defined in the Employment Agreement to be $3,000,000) and (ii) a percentage (not to exceed 100%) that is the weighted average of the actual cash bonus payout percentages determined by the Company’s Compensation Committee for the Company’s Executive Vice Presidents for the Company’s fiscal year ending December 31, 2012; provided that the foregoing payment shall be paid to you no later than March 15, 2013; and

c.	accelerated vesting as of the Effective Date of all outstanding options and restricted stock units (collectively, “Equity Grants”), and any Equity Grant which is a stock option shall remain exercisable until 12 months following such termination of employment (but in no event beyond the maximum seven-year expiration date set forth in the option agreement).

3.

Release: In exchange for the benefits described in Paragraph 2, above, Employee (including his successors and assigns) releases and absolutely discharges the Company (including its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns) (the “Company Parties”) from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have, against the Company Parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Agreement by Employee, including, but not limited to, claims relating to the Employment Agreement or any other offer letter or employment agreement between Employee and the Company, the parties’ employment relationship, the termination of that relationship, the Employee’s purchase or right to purchase shares of the Company’s stock, and any claims of breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, industrial injury, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the federal Employee Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, or any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys fees and/or costs, to the full extent that such claims may be released (the “Release”).

The Release does not apply to claims which cannot be released as a matter of law or indemnification of Employee provided by the Company’s bylaws, charter, other corporate or organizational documents or other agreement concerning indemnification (including the Company’s insurance policies). As set forth in the last paragraph of Section 1 of the Employment Agreement, the rights of Executive to indemnification and D&O insurance coverage with respect to all matters, events or transactions occurring or effected during Executive’s period of employment or service as a director with the Company shall survive the termination of Executive’s employment. The Release does not release the Company from any obligation expressly set forth in this Agreement. Employee acknowledges and agrees that, but for providing this waiver and release, he would not be receiving the economic benefits being provided under the terms of this Agreement.

4.	All Claims Waived: Employee understands that he is releasing claims that he may not know about and that it is Employee’s knowing and voluntary intent even though Employee recognizes that some day he may regret having signed this Agreement. Nevertheless, Employee is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he might have under any law that is intended to protect Employee from waiving unknown claims.

5.	Reimbursements: Employee will be reimbursed for outstanding business expenses in accordance with the Company’s standard procedures. Employee will have 60 days from the Separation Date to submit all outstanding business expenses, if any, with appropriate documentation for reimbursement by the Company. Failure to submit documented business expenses for reimbursement within this time period will be considered a representation by Employee that he has been reimbursed for all business expenses.

6.	Benefits: Employee understands and acknowledges that he shall be entitled to no benefits from the Company other than those expressly set forth in Paragraph 2 and any vested benefits earned under Company employee benefit plans through the Separation Date. Employee understands that he will receive no bonus payment for the 2012 fiscal year, except as set forth in Paragraph 2.

7.	No Admission: This Agreement constitutes a mutually acceptable vehicle for effecting Employee’s departure from the Company and shall not be used or treated or deemed to be an admission of liability or responsibility on the part of any released person or entity.

8.	Confidential Information: Employee represents that he has returned or will return all Company property, both physical and electronic, as the Company may request, and that he will maintain the confidentiality of all Company proprietary information.

9.	Mutual Non-Disparagement: Employee agrees that he shall not disparage the Company or its officers, directors, employees, products or services. The Company agrees that it will not (and will use reasonable efforts to cause its directors and officers not to) disparage Employee in the course of any authorized internal or external communication. Notwithstanding the foregoing, nothing contained in this Agreement will prohibit Employee or the Company from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, making any truthful disclosure required or permitted under law, or complying with any regulatory request, subpoena or other legal process. Employee and the Company acknowledge that the Company will be required to disclose this Agreement and its terms in its public filings with the SEC.

10.	Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted through the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

11.	Entire Agreement: This Agreement, together with any confidentiality, proprietary rights and dispute resolution agreement between Employee and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, including the Employment Agreement. This Agreement may not be altered or amended except by a written document signed by Employee and an authorized representative of the Company.

12.	Older Workers Benefit Protection Act: In accordance with the Older Workers Benefit Protection Act, Employee understands and acknowledges that he has been advised to consult an attorney before accepting this Agreement. Employee further understands and acknowledges that he or he has up to 21 days from the date this Agreement is presented to Employee to accept this Agreement by dating and signing a copy of this Agreement and returning it to the Company, although it may be accepted at any time within such period. Employee further understands that, once having accepted this Agreement, Employee will have an additional seven (7) days within which to revoke his acceptance, by delivering written notice of execution of the Agreement to Andrew Goodman, Executive Vice President and Chief Human Resources Officer. If Employee revokes this Agreement during the seven-day period, Employee will not be eligible for and will be required to return all consideration received under this Agreement.

EMPLOYEE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 2.

Dated:	8/14/12	Employee

/s/ Steven J. Freiberg
Steven J. Freiberg

Dated:	8/15/12	E*TRADE Financial Corporation

		By:	/s/ Frank J. Petrilli
Name: Frank J. Petrilli
Title: Chairman and Interim Chief Executive Officer

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